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                                                                    EXHIBIT 99.1


CONTACT:

Shoshana Deutschkron                               Julie Myers
Digital Impact, Inc.                               Stapleton Communications
Public Relations                                   Investor Relations
(650) 356-3612                                     (650) 470-4231


             DIGITAL IMPACT COMPLETES ACQUISITION OF MINESHARE, INC.


FOR IMMEDIATE RELEASE

SAN MATEO, Calif., August 1, 2000 -Digital Impact, Inc. (Nasdaq: DIGI), the company that brings science to eMarketing, today announced that it has completed the acquisition of MineShare, Inc., a customer intelligence and analysis company based in Santa Monica, California. The acquisition is intended to expand Digital Impact's eMarketing solutions and enhance the company's e-intelligence capabilities. As a result of the acquisition, Digital Impact issued 1,855,639 shares of its common stock to the former shareholders of Mineshare and reserved an additional 132,700 shares of its common stock for issuance upon exercise of options and warrants assumed by Digital Impact.

On July 19, 2000, Digital Impact announced that it had entered into a definitive agreement to acquire Mineshare. The acquisition is being accounted for as a purchase. MineShare will continue to operate out of its current Santa Monica location.

ABOUT DIGITAL IMPACT

Digital Impact, Inc. (Nasdaq: DIGI) offers Internet direct marketing, or eMarketing, services to businesses that wish to communicate more effectively online with their customers. The services Digital Impact provides are designed to maximize its clients' return on their marketing investment through focus on customer acquisition, retention and analysis programs. Digital Impact's proprietary Mass Personalization EngineTM (MPE) provides full assembly, delivery and analysis of messages constructed around the unique interests of individual customers, while the company's Adaptive Intelligent Marketing(TM) (AIM) Methodology optimizes marketing methods to address the diverse needs of an international customer base. Digital Impact is a member of the TRUSTe Privacy Program and works only with companies that are advocates of strict consumer privacy guidelines. Currently, Digital Impact works with over 140 clients including Dell Computer Corporation, Egghead.com, Inc., Hewlett-Packard, Macy's, MasterCard, Midwest Express Airlines and Travelocity, delivering campaigns to customers in the North America, European and Latin American markets. Founded in 1997, the company is headquartered in San Mateo, California, with East Coast offices in New York City and European offices in London.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including

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statements regarding Digital Impact's expectations, beliefs, hopes, intentions, or strategies regarding the future. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include, but are not limited to, the following: that the acquisition will not enhance Digital Impact's e-intelligence capabilities as currently expected, and that Digital Impact will not be able to combine its Email Exchange and Merchant Mail solutions with MineShare's analytical products. Further information that could affect Digital Impact's results is detailed in its periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2000.


Note to editors: Digital Impact, Merchant Mail, Email Exchange, Mass Personalization Engine and Adaptive Intelligent Marketing are trademarks of Digital Impact, Inc. All other brands or trademarks are the property of their respective owners.